As filed with the Securities and Exchange Commission As Amended on April 29, 2008

Registration Statement No. 333-139631

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

UNITED THERAPEUTICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

52-1984749

(I.R.S. Employer Identification Number)

1110 Spring Street

Silver Spring, MD 20910

(301) 608-9292

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Martine A. Rothblatt

Chairman and Chief Executive Officer

United Therapeutics Corporation

1110 Spring Street

Silver Spring, MD 20910

(301) 608-9292

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue N.W.
Washington, DC 20036-5306
(202) 955-8500
Attention: Stephen I. Glover, Esq.

Approximate Date of Commencement of Proposed Sale to the Public :  Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES

Pursuant to a Registration Statement on Form S-3 (File No. 333-139631) (as supplemented and amended from time to time, the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on December 22, 2006 by United Therapeutics Corporation (the “Company”) and immediately declared effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act of 1933, as amended, the Company registered the resale by certain selling securityholders named in the Registration Statement of up to $250,000,000 aggregate principal amount of its 0.50% Convertible Senior Notes due October 15, 2011 (the “Notes”) and the shares of the Company’s common stock issuable upon conversion of the notes (the “Underlying Shares”). The Notes were initially issued by the Company in a private offering on October 30, 2006.

As of the date hereof, the Company is seeking to deregister all of the Notes and the Underlying Shares that remain unsold under the Registration Statement because its contractual obligation to keep the Registration Statement effective pursuant to the terms of the registration rights agreement between the Company and the initial purchaser of the Notes has terminated. Pursuant to the undertaking of the Company as required by Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister such principal amount of Notes and the Underlying Shares originally registered in the Registration Statement that would have otherwise remained available for sale under the Registration Statement as of the date hereof.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereto duly authorized, in the city of Silver Spring, State of Maryland, on April 29, 2008.

UNITED THERAPEUTICS CORPORATION

By:	/s/ Martine A. Rothblatt
	Name:	Martine A. Rothblatt
	Title	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement No. 333-139631 has been signed by the following persons, in the capacities indicated, as of April 29, 2008.

Signature	Title	Date

/s/ Martine A. Rothblatt	Chairman of the Board and Chief Executive	April 29, 2008
Martine A. Rothblatt	Officer (Principal Executive Officer)

/s/ Roger A. Jeffs	President, Chief Operating Officer and	April 29, 2008
Roger A. Jeffs	Director

/s/ John M. Ferrari	Chief Financial Officer and Treasurer	April 29, 2008
John M. Ferrari	(Principal Financial Officer and Principal
Accounting Officer)

/s/ Christopher Causey	Director	April 29, 2008
Christopher Causey

/s/ Raymond Dwek	Director	April 29, 2008
Raymond Dwek

/s/ R. Paul Gray	Director	April 29, 2008
R. Paul Gray

Director
Raymond Kurzweil

/s/ Christopher Patusky	Director	April 29, 2008
Christopher Patusky

/s/ Louis W. Sullivan	Director	April 29, 2008
Louis W. Sullivan